Exhibit 15.1



October 19, 1999



Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA  70112


Gentlemen,

We are aware that Freeport-McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statements (File Nos. 33-63271, 33-63269, 33-63267, 33-45787, 33-52503,
33-63376, 333-02699 and 333-85803) its Form 10-Q for the
quarter ended September 30, 1999, which includes our report dated October 19, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP